FOR IMMEDIATE RELEASE

                                        Contact:  Tammy Martin
                                                  PhoneTel Technologies, Inc.
                                                  216-241-2555


                           PHONETEL TECHNOLOGIES, INC.
                        EXTENDS TENDER OFFER FOR SHARES
                         OF COMMUNICATIONS CENTRAL INC.


               New York, New York, April 16, 1997 -- PhoneTel
     Technologies, Inc. (AMEX: PHN) announced today that it has determined to extend its previously announced all cash tender offer for all outstanding common shares (and associated rights) of Communications Central Inc. The tender offer and withdrawal rights will now expire at 12:00 midnight, New York City time, on Thursday, May 15, 1997, unless otherwise extended.

               As of noon today, 5,374,504 shares had been tendered to First Union National Bank of North Carolina, the Depositary for the tender offer. This represents approximately 74.7% of the common shares outstanding on a fully diluted basis.

               PhoneTel, based in Cleveland, Ohio, believes it is the largest independent public pay telephone operator in the United States, owning approximately 41,000 installed public pay telephones.

               Communications Central, based in Roswell, Georgia, is an independent public pay telephone and inmate phone operator with a network of approximately 26,000 pay telephones and inmate phones located in 41 states and the District of Columbia.

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